FILED
SECRETARY OF STATE
AUG 26 2010
STATE OF WASHINGTON

SECRETARY of STATE

ARTICLES OF CORRECTION

RCW 23B.01.240

FILING FEE $30.00

Pursuant to RCW 23B.01.240 of the Washington Business Corporation Act, the undesigned corporation hereby submits Articles of Correction for the purpose of correcting a document filed in the Corporations Division of the Office of the Secretary of State.

1. The name of the corporation is: Geos Communications, Inc.

2. The document to be corrected is: Certificate of Designations of Rights and Preferences
   (Example: Article of Incorporation; Articles of Amendment; Application for Certificate of Authority, etc.)

   (A copy of the document to be corrected (showing the Secretary of State file stamp) may be attached instead of completion of item 2.)

3. The document was filed on: August 12, 2010.

4. The document was incorrect in the following manner: (specify the incorrect statement or manner of defective execution and the reason for it).
   (Example: Article 3 incorrectly lists number of shares as 660-typing error)

   Article (1)(a) of Exhibit A incorrectly lists Eight Thousand (8,000) shares as Preferred Stock Series I.

5. The corrected statement or corrected execution of the document is as follows:

   (1)(a) Designation. Geos Communications, Inc. (the "Company"), pursuant to the resolutions of its Board of Directors (the "Board of Directors") adopted as of July 20, 2010, creates and designates Fifteen Thousand (15,000) shares of the Company's previously authorized preferred stock, no par value per share, as Preferred Stock Series I (the "Series I Preferred Shares"). The voting power, designations, preferences and rights of the Series I Preferred Shares are as set forth below.

Date: August 24, 2010

[Signature]
(Signature of Person Authorized to Sign)

Richard Roberson, Chief Financial Officer
(Type or Print Name and Title)

SEE REVERSE SIDE FOR GENERAL INSTRUCTIONS

SSF 138 (R 2/94)